Exhibit 10.1

Mutual Rescission Agreement

This Mutual Rescission Agreement (this “Agreement”) is made and entered into as of June 13, 2025, by and between:

1.	Enlightify Inc. (formerly known as China Green Agriculture, Inc.), a corporation incorporated in the State of Nevada (the “Company”); and

2.	Mr. Zhibiao Pan, an individual and party to the original Stock Purchase Agreement (“Mr. Pan”).

RECITALS

WHEREAS, on December 27, 2023, the Company and Mr. Pan entered into a Stock Purchase Agreement (the “SPA”), pursuant to which the Company agreed to purchase from Mr. Pan 100% of the shares of Lonestar Dream Inc. (“Lonestar”) held by Mr. Pan, for an aggregate purchase price of forty-nine million dollars ($49,000,000.00) (the “Purchase Price”, such transaction, the “Transaction”), as publicly disclosed in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission;

WHEREAS, as of the date of this Agreement, the Transaction has not been completed, the Company has paid a portion of the Purchase Price to Mr. Pan in the amount of nine million nine hundred forty-seven thousand nine hundred eighty-one dollars and four cents ($9,947,981.04) (the “Payment Amount”), and Lonestar continues to own and operate its Tarbush and Pyote mining sites in Texas;

WHEREAS, due to intervening events and after a reassessment of the Transaction, the parties have mutually agreed to rescind the SPA and the Transaction;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. RESCISSION OF THE TRANSACTION

1.1	The recitals to this Agreement are true and correct, and form a part of this Agreement.

1.2	Subject to the terms and conditions provided herein, the SPA shall be deemed rescinded and void and of no further force or effect. Each party agrees that no money is now or will ever be due from a party to the other and no other obligation of any kind is now existing or will ever exist owed by a party to the other party under the SPA, irrespective of any terms or provisions thereof; provided, however, that all Payment Amount delivered by the Company to Mr. Pan under the terms of the SPA shall be returned to the Company in accordance with Clause 2.

1.3	The parties agree that the rescission of the SPA and the Transaction is mutual and shall not be construed as an admission of liability or fault by any party. Except as otherwise provided by this Agreement or otherwise required by the applicable laws of the jurisdiction of the relevant party’s domicile, neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it will constitute an admission by either party or any other person or entity of any breach of the SPA or violation of law, nor will it constitute or be construed as an admission of any wrongdoing whatsoever or any obligation (other than expressly provided in this Agreement). Each party and their officers, employees, agents and representatives specifically deny committing any breach or unlawful act against each other at any time.

2. RETURN OF PAYMENT

2.1 The parties acknowledge that Mr. Pan has received the Payment Amount from the Company.

2.2 In consideration for the promises and covenants contained herein, Mr. Pan agrees to return all Payment Amount to the Company within one hundred and eighty (180) days from the date of this Agreement.

2.3 The Company and Mr. Pan shall cooperate in good faith to facilitate the return of the Payment Amount, including executing any necessary documents and instructions to effectuate the transfer, and taking such further actions as may be reasonably required to carry out the provisions hereof, and Mr. Pan shall pay liquidated damages equal to 0.01% of the overdue amount for each day of delay to the Company.

2.4 Failure by Mr. Pan to return all Payment Amount within the specified period shall constitute a material breach of this Agreement, entitling the Company to pursue all available legal remedies.

3. RELEASE AND DISCHARGE

3.1 Subject to the terms and conditions herein, each party, on behalf of itself and its former, current or future officers, employees, representatives, agents, fiduciaries, attorneys, directors, shareholders, members, managers, insurers, predecessors, parents, affiliates, benefit plans, successors, heirs, and assigns (collectively, the “Released Parties”), hereby forever, irrevocably and fully releases, discharges, and waives any and all claims, liabilities, obligations, demands, damages, losses, and causes of action of any kind or nature, whether now known or unknown, suspected or unsuspected, which such party ever had, now has, or hereafter can, shall or may have, against the other party and its Released Parties arising out of or directly or indirectly related to the SPA or the Transaction. This release and discharge include, but is not limited to, claims arising under federal, state and local statutory or common law and any claim for attorneys’ fees. Each party promises never to file a lawsuit or assist in or commence any action asserting any claims, losses, liabilities, demands, or obligations released hereunder.

3.2 Subject to the terms and conditions herein, the parties acknowledge and agree that neither party shall have any further rights, obligations, or liabilities to the other party for any reason whatsoever in connection with the SPA or the Transaction, and any and all other past, present, or future performance, or any other obligations under the SPA or the Transaction, following the execution of this Agreement.

4. CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

4.1 The parties agree to coordinate any public disclosure regarding the rescission of the SPA in accordance with applicable securities laws and regulatory requirements.

4.2 The terms and conditions of this Agreement are strictly confidential, no party shall make any statement, press release, or public disclosure regarding the rescission of the SPA or the terms and conditions of this Agreement without prior written consent from the other party, except as required by law.

4.3 The parties warrant and agree that at no time and under no circumstances during or after this Agreement is in effect, shall either party engage in any conduct or communications with any third-party that is designed to disparage, or that has the effect of disparaging, the other party.

5. GOVERNING LAW AND JURISDICTION

5.1 All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5.2 Any action arising out of or related to this Agreement or the transactions contemplated hereby shall be referred to and determined by arbitration at American Arbitration Association (“AAA”) in accordance with the arbitration rules of AAA applicable at the time. The arbitration shall be conducted in English by one (1) arbitrator jointly appointed by the parties. The seat of arbitration shall be Austin, State of Texas, United States of America. The arbitral award is final and binding upon the parties.

6. MISCELLANEOUS

6.1 Taxes. Each party shall bear his or its own taxes and fees incurred in connection with this Agreement, including, but not limited to, all transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest). Each party shall, at his or its own expense, timely file any returns, declarations, reports, information returns and statements or other documents with respect to such taxes or fees. Each party shall have no obligation to pay such taxes or fees that is required by applicable law to be paid by the other party.

6.2 Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning the subject matter herein and supersedes all prior agreements, discussions, and understandings, whether written or oral.

6.3 Amendments. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties.

6.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

6.5 Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Mutual Rescission Agreement as of the date first written above.

Enlightify Inc. (formerly known as China Green Agriculture, Inc.)

By:	/s/ Zhuoyu Li
Name:	Zhuoyu Li
Title:	CEO

Zhibiao Pan

By: